Exhibit 99.1

World Fuel Services Corporation Names Abby F. Kohnstamm to the Board of Directors

MIAMI--(BUSINESS WIRE)--January 3, 2012--World Fuel Services Corporation (“World Fuel Services” or the “Company”) (NYSE: INT) announced today that it has appointed Abby F. Kohnstamm to the Board of Directors of the Company.

Ms. Kohnstamm, 58, is the President and founder of Abby F. Kohnstamm & Associates, Inc., a marketing and consulting firm. Prior to establishing her company in January 2006, Ms. Kohnstamm served as Senior Vice President, Marketing (Chief Marketing Officer) of IBM Corporation from 1993 through 2005. In that capacity, she had overall responsibility for all aspects of marketing across IBM on a global basis. She was also a member of the Corporate Executive Committee, which advised the Chairman and CEO on policy issues and the management of IBM, and a member of the Strategy Team, which focused on IBM’s strategic direction and emerging business opportunities. Before joining IBM, Ms. Kohnstamm held a number of senior marketing positions at American Express from 1979 through 1993. Since July 2001, Ms. Kohnstamm has been a member of the Board of Directors of Tiffany & Co. where she currently serves on the Compensation, Audit, Nominating/Corporate Governance and Corporate Social Responsibility committees. Ms. Kohnstamm is also a member of the Board of Directors of the Roundabout Theatre Company and is a Trustee Emeritus of Tufts University after serving 10 years on the Board of Trustees.

“Abby brings to our board a wealth of experience in global marketing and the strategic use of technology in business. She joins us at an exciting period of growth and transformation at World Fuel and we could not be more pleased,” said Paul H. Stebbins, Executive Chairman of the Board of Directors.

Ms. Kohnstamm will serve as a member of the Compensation, Technology and Operations and Governance committees.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a leading global fuel logistics company, principally engaged in the marketing, sale and distribution of aviation, marine and land fuel products and related services on a worldwide basis. World Fuel Services sells fuel and delivers services to its clients at more than 6,000 locations in 200 countries and territories, including airports, seaports, tanker truck loading terminals and other customer storage locations. With 48 strategically located global offices, World Fuel Services offers its clients a value-added outsource service for the supply, quality control, logistical support and price risk management of aviation, marine and land fuel.

The company's global team of market makers provides deep domain expertise in all aspects of aviation, marine and land fuel management. Aviation customers include commercial airlines, cargo carriers, private aircraft and fixed base operators (FBOs), as well as the United States and foreign governments. World Fuel Services' marine customers include international container and tanker fleets, cruise lines and time-charter operators, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial and government accounts. For more information, call 305-428-8000 or visit www.wfscorp.com.

CONTACT:
World Fuel Services Corporation
Ira M. Birns, 305-428-8000
Executive Vice President & Chief Financial Officer
or
Francis X. Shea, 305-428-8000
Executive Vice President & Chief Risk and Administrative Officer